ENDOCHOICE HOLDINGS, INC.
2015 OMNIBUS EQUITY INCENTIVE PLAN
Restricted Stock Unit Agreement
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of ________________ (the “Grant Date”) by and between EndoChoice Holdings, Inc., a Delaware corporation (the “Company”) and ________________ (the “Grantee”).
WHEREAS, the Company has adopted the EndoChoice Holdings, Inc. 2015 Omnibus Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Restricted Stock Units.
1.1    Pursuant to Section 8.1 of the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, _______________ Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2    The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
2.    Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company or its Affiliates.
3.    Vesting.
3.1    Except as otherwise provided herein, provided that the Grantee has not incurred a Termination as of the applicable vesting date, the Restricted Stock Units will vest and no longer be subject to any restrictions in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of Restricted Stock Units That Vest
________________	________________
________________	________________
Once vested, the Restricted Stock Units become “Vested Units.”
3.2    The foregoing vesting schedule notwithstanding, upon the Grantee’s Termination for any reason at any time before all of his or her Restricted Stock Units have vested, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such Termination and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.3    The terms of the Plan will govern the Restricted Stock Units in the event of a Change in Control.
4.    Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.
5.    Rights as Shareholder; Dividend Equivalents.
5.1    The Grantee shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units (including, without limitation, any voting rights or any right to dividends paid with respect to the shares of Common Stock underlying the Restricted Stock Units) unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock in accordance with Section 6.
5.2    Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
6.    Settlement of Restricted Stock Units.
6.1    Subject to Section 10 hereof, promptly following the last day of the Restricted Period, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units, and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.
6.2    Notwithstanding Section 6.1, in accordance with Section 20.6 of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Grantee may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.
If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Restricted Stock Units upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.
6.3    To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such Restricted Stock Units shall be forfeited. The Grantee has no right or interest in any Restricted Stock Units that are forfeited.

7.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Independent Contractor, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company and its Affiliates to terminate the Grantee’s employment or service at any time, with or without Cause.
8.    Nature of Grant. In accepting this Restricted Stock Unit award, Grantee acknowledges, understands and agrees that:
8.1    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
8.2    This Restricted Stock Unit award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
8.3    All decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
8.4    This Restricted Stock Unit award and Grantee’s involvement in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company and shall not interfere with the ability of the EndoChoice GmbH (the “Employer”) to terminate Grantee’s employment or service relationship, if any;
8.5    The Participant is voluntarily participating in the Plan;
8.6    This Restricted Stock Unit and the shares of Common Stock subject to this Restricted Stock Unit, and the income and value of same, are not intended to replace any pension rights or compensation;
8.7    This Restricted Stock Unit and the shares of Common Stock subject to this Restricted Stock Unit, and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
8.8    The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
8.9    No claim or entitlement to compensation or damages shall arise from forfeiture of this Restricted Stock Unit award resulting from the termination of Grantee’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), and in consideration of the grant of this Restricted Stock Unit to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company and its Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

8.10    For purposes of this Restricted Stock Unit, Grantee’s employment or service relationship will be considered terminated as of the date Grantee is no longer actively providing services to the Company or the Employer, the Employer or any of the other subsidiaries or Affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of this Restricted Stock Unit grant (including whether Grantee may still be considered to be providing services while on a leave of absence);
8.11     Unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of a subsidiary of the Company; and
8.12    Neither the Company, the Employer nor any other subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Grantee pursuant to the settlement of the Restricted Stock Unit or the subsequent sale of any shares of Common Stock acquired upon settlement.
9.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 4.4 of the Plan.
10.    Tax Liability and Withholding.
10.1    The Grantee shall be required to pay to the Company or to any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan and/or from any other compensation payable to the Grantee, the amount of any required withholding taxes in respect of the Restricted Stock Units or in respect of any acquisition of shares of Common Stock under the Plan or a sale of such shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Sections 17.1 and 17.2 of the Plan.
10.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares of Common Stock; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.
11.    Non-solicitation.
11.1    In consideration of the Restricted Stock Units, the Grantee agrees and covenants not to:

(a)    directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Affiliates for a period of eighteen (18) months following the Grantee’s termination of Continuous Service; or
(b)    directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former or prospective customers of the Company or any of its Affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its Affiliates for a period of eighteen (18) months following the Grantee’s termination of Continuous Service.
11.2    If the Grantee breaches any of the covenants set forth in Section 11.1:
(a)    all unvested Restricted Stock Units shall be immediately forfeited; and
(b)    the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
12.    Compliance with Law. This Restricted Stock Unit award and the issuance and transfer of shares of Common Stock in accordance with Section 6 shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
13.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Committee, care of the Company, at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Committee) from time to time.
14.    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware in the United States of America without regard to conflict of law principles.
15.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
16.    Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.
18.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
19.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, altered, suspended or terminated by the Board at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee and the Board. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with, or service to, the Company or its Affiliates.
20.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall materially impair the previously accrued rights of the Grantee under this Agreement without the Grantee’s consent, subject to the provisions of Sections 16.1 and 16.2 of the Plan.
21.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code to the extent it may be applicable. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
22.    No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature. The Grantee consents to (a) receive any documents related to his or her current or future participation in the Plan, including this Agreement, by electronic means, (b) the use of electronic signatures or other electronic indication(s) of acceptance, and (c) participate in the Plan and/or receive any documents related to such participation through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24.    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares of Common Stock, and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
25.    Transfer of Data. The Grantee authorizes the Company and its Affiliates to furnish the Company and/or any third party with such personal information and data as may be required to implement this Agreement and the Plan.